Exhibit 99.1

N E W S    R E L E A S E

Contact:	John Maurer
Vice President,
Treasurer & Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. ELECTS MAXINE CLARK TO THE BOARD OF DIRECTORS

NEW YORK, NY, February 20, 2013 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, announced today that its Board of Directors elected Maxine Clark as a director of the Company.

Ms. Clark is currently Chief Executive Bear of Build-A-Bear Workshop, Inc., a company she founded in 1997. She has extensive experience in the retail industry, having also served as President of Payless ShoeSource, Inc. and for 19 years as an executive of The May Department Stores Company.

“Maxine Clark has a depth of experience in both domestic and international retailing, and she is well-known for her innovative approach to the industry,” said Ken C. Hicks, Chairman of the Board and Chief Executive Officer of Foot Locker, Inc. “We are pleased to be adding an individual with her talent and expertise to complement our already strong Board of Directors.”

Foot Locker, Inc. is a specialty athletic retailer that as of February 2, 2013 operated 3,335 stores in 23 countries in North America, Europe, Australia, and New Zealand. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker, and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay/CCS, the Company is a leading provider of athletic footwear and apparel.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120